CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION



         Christine Koenemann and William Witherspoon certify that:

         1.  They  are  the  president  and  the  secretary,   respectively,  of
Westbridge Research Group, a California corporation.

         2. Article Three of the Articles of Incorporation of this corporation is amended to read as follows:

          "THREE: (a) This corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock". This Corporation may issue 37,500,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. On the amendment of this article, each outstanding share of Common Stock is converted into 0.25 shares of Common Stock.

          (b) The Board of Directors may divide the Preferred Stock into any number of series. The Board of Directors shall fix the designation and number of shares of each such series. The Board of Directors may determine and alter the rights, preferences and privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock. The Board of Directors, within the limits and restrictions of any resolution adopted by it originally fixing the number of shares of any series, may increase or decrease the number of shares of any such series after the issuance of shares of that series, but not below the number of outstanding shares of such series."

         3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 8,413,753. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.



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         We further declare under penalty of perjury under the laws of the State of California that the matter set forth in this certificate are true and correct of our own knowledge.



Dated: July 18, 1997                       ------------------------------------
                                            Christine Koenemann
                                            President


                                           ------------------------------------
                                            William Witherspoon
                                            Secretary